UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL
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SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. __)

RHAPSODY ACQUISITION CORP.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

762014108

(CUSIP Number)

October 24, 2006
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

CUSIP No. 762014108	13G

1	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) P&S Capital Partners, LLC
2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization. P&S Capital Partners, LLC - Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5 Sole Voting Power P&S Capital Partners, LLC - 0 shares (as of all dates reported for herein)
6 Shared Voting Power P&S Capital Partners, LLC 174,420 shares as of 10/24/2006 175,080 shares as of 12/31/2006 163,860 shares as of 12/31/2007 203,834 shares as of 6/27/2008 Refer to Item 4 below.
7 Sole Dispositive Power P&S Capital Partners, LLC - 0 shares (as of all dates reported for herein)

8  Shared Dispositive Power

P&S Capital Partners, LLC        174,420 shares as of 10/24/2006

175,080 shares as of 12/31/2006

163,860 shares as of 12/31/2007

203,834 shares as of 6/27/2008

Refer to Item 4 below.

9

Aggregate Amount Beneficially Owned by Each Reporting Person

P&S Capital Partners, LLC        174,420 shares as of 10/24/2006

175,080 shares as of 12/31/2006

163,860 shares as of 12/31/2007

203,834 shares as of 6/27/2008

Refer to Item 4 below.

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not applicable.

CUSIP NO.	762014108

11	Percent of Class Represented by Amount in Row (9) P&S Capital Partners, LLC 2.8% as of 10/24/2006 2.8% as of 12/31/2006 2.5% as of 12/31/2007 3.1% as of 6/27/2008 Refer to Item 4 below.
12	Type of Reporting Person (See Instructions) P&S Capital Partners, LLC - OO (Limited Liability Company)

CUSIP NO.	762014108

1	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) P&S Capital Management, LLC
2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization. P&S Capital Management, LLC - Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5 Sole Voting Power P&S Capital Management, LLC - 0 shares (as of all dates reported for herein)
6 Shared Voting Power P&S Capital Management, LLC 173,580 shares as of 10/24/2006 194,920 shares as of 12/31/2006 196,140 shares as of 12/31/2007 407,970 shares as of 6/27/2008 Refer to Item 4 below.
7 Sole Dispositive Power P&S Capital Management, LLC - 0 shares (as of all dates reported for herein)

8  Shared Dispositive Power

P&S Capital Management, LLC       173,580 shares as of 10/24/2006

194,920 shares as of 12/31/2006

196,140 shares as of 12/31/2007

407,970 shares as of 6/27/2008

Refer to Item 4 below.

9

Aggregate Amount Beneficially Owned by Each Reporting Person

P&S Capital Management, LLC       173,580 shares as of 10/24/2006

194,920 shares as of 12/31/2006

196,140 shares as of 12/31/2007

407,970 shares as of 6/27/2008

Refer to Item 4 below.

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not applicable.

CUSIP NO.	762014108

11	Percent of Class Represented by Amount in Row (9) P&S Capital Management, LLC 2.8% as of 10/24/2006 3.1% as of 12/31/2006 3.0% as of 12/31/2007 6.1% as of 6/27/2008 Refer to Item 4 below.
12	Type of Reporting Person (See Instructions) P&S Capital Management, LLC - OO (Limited Liability Company)

CUSIP NO.	762014108

1	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) P&S Capital Management, L.P.
2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization. P&S Capital Management, L.P. - Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5 Sole Voting Power P&S Capital Management, L.P. - 0 shares (as of all dates reported for herein)
6 Shared Voting Power P&S Capital Management, L.P. 0 shares as of 10/24/2006 169,920 shares as of 12/31/2006 181,140 shares as of 12/31/2007 407,970 shares as of 6/27/2008 Refer to Item 4 below.
7 Sole Dispositive Power P&S Capital Management, L.P. - 0 shares (as of all dates reported for herein)
8 Shared Dispositive Power P&S Capital Management, L.P. 0 shares as of 10/24/2006 169,920 shares as of 12/31/2006 181,140 shares as of 12/31/2007 407,970 shares as of 6/27/2008 Refer to Item 4 below.
9

Aggregate Amount Beneficially Owned by Each Reporting Person

P&S Capital Management, L.P.                    0 shares as of 10/24/2006

169,920 shares as of 12/31/2006

181,140 shares as of 12/31/2007

407,970 shares as of 6/27/2008

Refer to Item 4 below.

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not applicable.

CUSIP NO.	762014108

11	Percent of Class Represented by Amount in Row (9) P&S Capital Management, L.P. 0.0% as of 10/24/2006 2.7% as of 12/31/2006 2.8% as of 12/31/2007 6.1% as of 6/27/2008 Refer to Item 4 below.
12	Type of Reporting Person (See Instructions) P&S Capital Management, L.P. - PN (Limited Partnership)

CUSIP NO.	762014108

1	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Daniel L. Nir
2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization. Daniel L. Nir United States
Number of Shares Beneficially Owned by Each Reporting Person With	5 Sole Voting Power Daniel L. Nir - 0 shares (as of all dates reported for herein)
6 Shared Voting Power Daniel L. Nir 348,000 shares as of 10/24/2006 370,000 shares as of 12/31/2006 360,000 shares as of 12/31/2007 407,970 shares as of 6/27/2008 Refer to Item 4 below.
7 Sole Dispositive Power Daniel L. Nir - 0 shares (as of all dates reported for herein)
8 Shared Dispositive Power Daniel L. Nir 348,000 shares as of 10/24/2006 370,000 shares as of 12/31/2006 360,000 shares as of 12/31/2007 407,970 shares as of 6/27/2008 Refer to Item 4 below.
9

Aggregate Amount Beneficially Owned by Each Reporting Person

Daniel L. Nir   348,000 shares as of 10/24/2006

370,000 shares as of 12/31/2006

360,000 shares as of 12/31/2007

407,970 shares as of 6/27/2008

Refer to Item 4 below.

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not applicable.

CUSIP NO.	762014108

11	Percent of Class Represented by Amount in Row (9) Daniel L. Nir 5.5% as of 10/24/2006 5.9% as of 12/31/2006 5.4% as of 12/31/2007 6.1% as of 6/27/2008 Refer to Item 4 below.
12	Type of Reporting Person (See Instructions) Daniel L. Nir - IN

CUSIP NO.	762014108

Item 1.

(a)	Name of Issuer
Rhapsody Acquisition Corp.
(b)	Address of Issuers Principal Executive Offices
825 Third Avenue, 40th Floor, New York, New York, 10022

Item 2.

(a)	Name of Person Filing
P&S Capital Partners, LLC
(b)	Address of Principal Business Office or, if none, Residence
P&S Capital Partners, LLC P&S Capital Management, LLC P&S Capital Management, L.P. Daniel L. Nir c/o Gracie Capital 590 Madison Avenue 28th Floor New York, NY 10022
(c)	Citizenship
P&S Capital Partners, LLC - Delaware P&S Capital Management, LLC - Delaware P&S Capital Management, L.P. Delaware Daniel L. Nir - United States
(d)	Title of Class of Securities
Common Stock, par value $0.0001 per share
(e)	CUSIP Number
762014108

Item 3.	If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

CUSIP NO.	762014108

(e)	☐	An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership**

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount Beneficially Owned **

P&S Capital Partners, LLC     174,420 shares as of 10/24/2006

175,080 shares as of 12/31/2006

163,860 shares as of 12/31/2007

203,834 shares as of 6/27/2008

P&S Capital Management, LLC    173,580 shares as of 10/24/2006

194,920 shares as of 12/31/2006

196,140 shares as of 12/31/2007

407,970 shares as of 6/27/2008

P&S Capital Management, L.P.                0 shares as of 10/24/2006

169,920 shares as of 12/31/2006

181,140 shares as of 12/31/2007

407,970 shares as of 6/27/2008

Daniel L. Nir  348,000 shares as of 10/24/2006

370,000 shares as of 12/31/2006

360,000 shares as of 12/31/2007

407,970 shares as of 6/27/2008

(b)	Percent of Class**

CUSIP NO.	762014108

P&S Capital Partners, LLC        2.8% as of 10/24/2006

2.8% as of 12/31/2006

2.5% as of 12/31/2007

6.1% as of 6/27/2008

P&S Capital Management, LLC        2.8% as of 10/24/2006

3.1% as of 12/31/2006

3.0% as of 12/31/2007

6.1% as of 6/27/2008

P&S Capital Management, L.P.     0.0% as of 10/24/2006

2.7% as of 12/31/2006

2.8% as of 12/31/2007

6.1% as of 6/27/2008

Daniel L. Nir   5.5% as of 10/24/2006

5.9% as of 12/31/2006

5.4% as of 12/31/2007

6.1% as of 6/27/2008

(c)	Number of shares as to which such person has:
	(i)	sole power to vote or to direct the vote **

P&S Capital Partners, LLC - 0 shares (as of all dates reported for herein)

P&S Capital Management, LLC - 0 shares (as of all dates reported for herein)

P&S Capital Management, L.P. 0 shares (as of all dates reported for herein)

Daniel L. Nir - 0 shares (as of all dates reported for herein)

	(ii)	shared power to vote or to direct the vote**

P&S Capital Partners, LLC     174,420 shares as of 10/24/2006

175,080 shares as of 12/31/2006

163,860 shares as of 12/31/2007

203,834 shares as of 6/27/2008

P&S Capital Management, LLC    173,580 shares as of 10/24/2006

194,920 shares as of 12/31/2006

196,140 shares as of 12/31/2007

407,970 shares as of 6/27/2008

P&S Capital Management, L.P.                0 shares as of 10/24/2006

169,920 shares as of 12/31/2006

181,140 shares as of 12/31/2007

407,970 shares as of 6/27/2008

Daniel L. Nir  348,000 shares as of 10/24/2006

370,000 shares as of 12/31/2006

360,000 shares as of 12/31/2007

407,970 shares as of 6/27/2008

	(iii)	Sole power to dispose or to direct the disposition of**

CUSIP NO.	762014108

P&S Capital Partners, LLC - 0 shares (as of all dates reported for herein)

P&S Capital Management, LLC - 0 shares (as of all dates reported for herein)

P&S Capital Management, L.P. 0 shares (as of all dates reported for herein)

Daniel L. Nir - 0 shares (as of all dates reported for herein)

(iv)	shared power to dispose or to direct the disposition of**

P&S Capital Partners, LLC     174,420 shares as of 10/24/2006

175,080 shares as of 12/31/2006

163,860 shares as of 12/31/2007

203,834 shares as of 6/27/2008

P&S Capital Management, LLC    173,580 shares as of 10/24/2006

194,920 shares as of 12/31/2006

196,140 shares as of 12/31/2007

407,970 shares as of 6/27/2008

P&S Capital Management, L.P.                 0 shares as of 10/24/2006

169,920 shares as of 12/31/2006

181,140 shares as of 12/31/2007

407,970 shares as of 6/27/2008

Daniel L. Nir  348,000 shares as of 10/24/2006

370,000 shares as of 12/31/2006

360,000 shares as of 12/31/2007

407,970 shares as of 6/27/2008

** (1)      Shares reported for P&S Capital Partners, LLC reflect shares beneficially owned by private investment funds of which P&S Capital Partners, LLC is the general partner. P&S Capital Partners, LLC has voting and investment control over such shares, but disclaims beneficial ownership of the shares reported herein except to the extent of its pecuniary interest therein.

(2)           Shares reported for P&S Capital Management, L.P. (P&S LP) reflect shares beneficially owned by private investment funds of which P&S LP is the investment manager. P&S LP has voting and investment control over such shares, but disclaims beneficial ownership of the shares reported herein except to the extent of its pecuniary interest therein.

(3)           Shares reported for P&S Capital Management, LLC (P&S LLC) reflect shares beneficially owned by private investment funds of which P&S LLC is the investment manager, and the shares reported for P&S LP, of which P&S LLC is the general partner, and in such capacities P&S LLC may be deemed to have voting and investment control over such shares. P&S LLC disclaims beneficial ownership of the shares reported herein except to the extent of its pecuniary interest therein.

(4)           Daniel L. Nir is the managing member of both P&S Capital Partners, LLC and P&S LLC, and in such capacity he may be deemed to have voting and investment control over the shares reported herein for such reporting persons. Mr. Nir disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(5)           Shares reported herein include both shares currently beneficially owned by the reporting persons and shares issuable upon the exercise of warrants held by the reporting persons.

CUSIP NO.	762014108

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.	762014108

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	June 27, 2008

P&S CAPITAL PARTNERS, LLC

By:/s/ Greg Pearson

Greg Pearson

Chief Financial Officer

P&S CAPITAL MANAGEMENT, LLC

By:/s/ Greg Pearson

Greg Pearson

Chief Financial Officer

P&S CAPITAL MANAGEMENT, L.P.

By: P&S Capital Management, LLC

By:/s/ Greg Pearson

Greg Pearson

Chief Financial Officer

DANIEL L. NIR

/s/ Daniel L. Nir

Daniel L. Nir, individually

Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of June 27, 2008, is by and among P&S Capital Partners, LLC, P&S Capital Management, LLC, P&S Capital Management, L.P. and Daniel L. Nir, an individual (the foregoing are collectively referred to herein as the Filers).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G with respect to shares of Common Stock, par value $0.0001 per share, of Rhapsody Acquisition Corp. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one weeks prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

P&S CAPITAL PARTNERS, LLC

By:/s/ Greg Pearson

Greg Pearson

Chief Financial Officer

P&S CAPITAL MANAGEMENT, LLC

By:/s/ Greg Pearson

Greg Pearson

Chief Financial Officer

P&S CAPITAL MANAGEMENT, L.P.

By: P&S Capital Management, LLC

By:/s/ Greg Pearson

Greg Pearson

Chief Financial Officer

DANIEL L. NIR

/s/ Daniel L. Nir

Daniel L. Nir, individually